Harbor Federal Savings Bank Completes Two-Tier Holding
Company Ownership And Announces Stock Repurchase Program

    FORT PIERCE, Fla., June 25 / PRNewswire/ -- Harbor Federal Savings Bank (Nasdaq: HARB) announced today that it has completed its reorganization into the two-tier form of mutual holding company ownership. Pursuant to the reorganization, Harbor Federal Savings Bank (the "Bank") is now the wholly owned subsidiary of Harbor Florida Bancorp, Inc., a Delaware corporation. Harbor Florida Bancorp, Inc. is the majority owned subsidiary of Harbor Financial, M.H.C. Pursuant to the reorganization each share of the Bank's outstanding common stock was automatically converted into one share of Harbor Florida Bancorp, Inc. common stock. Harbor Florida Bancorp, Inc. common stock will trade on the Nasdaq national market under the symbol HARB on Thursday, June 26, 1997.

    Harbor Florida Bancorp, Inc. also announced that its Board of Directors has authorized the repurchase of up to 248,000 shares of the company's common stock. This represents approximately 5% of the total outstanding common stock. Repurchases will be conducted in the open market.

    "The repurchase of our shares represents an attractive investment opportunity for Harbor Florida Bancorp, Inc.," said Michael J. Brown, Sr., President and C.E.O. "This share repurchase program is an additional capital management tool to enhance stockholder value."

    "The repurchased stock will be used for general corporate purposes. The stock repurchases generally will be in the open market. The Board of Directors will periodically review the stock repurchase program, and its continuation will depend upon the company's financial, stock price, economic factors and other considerations," Brown said.

    This news release contains forward-looking statements within the meaning of the Public Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including interest rate risk, credit and economic risks, and other factors which affect the risks of financial institutions and which are described from time to time in the company's publicly available SEC and OTS reports and which could cause actual results to differ materially.

    Harbor Federal is located in Fort Pierce, Florida and has 23 offices located in a six county area of East Central Florida.

SOURCE   Harbor Federal Savings Bank
    -0-                           6/25/97
    /CONTACT: Michael J. Brown, Sr., President, 561-460-7000, or Don Bebber, CFO, 561-460-7009, or Bonnie Forrest, Investor Relations, 561-460-7046, all of Harbor Federal, http://www.harborfederal.com/
    (HARB)